EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (as it may be amended or supplemented, this "Agreement") is entered into as of February 17, 1997 (the "Effective Date"), by and between International Isotopes Inc., a Texas corporation ("Company"), and TOMMY L. THOMPSON ("EMPLOYEE").

RECITALS

         A. Company desires to employ Employee as its Executive Vice President and Chief Operations Officer because of his experience and expertise and to secure his services upon the terms and subject to the conditions set forth in this Agreement.

         B. Employee desires and is willing to accept such employment upon such terms and subject to the conditions.

         THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, Company and Employee agree as follows:

         1. Employment. Upon the terms and subject to the conditions contained in this Agreement, Company hereby employs Employee; and Employee hereby accepts such employment, upon such terms and subject to such conditions.

         2.       Duties and Authority.

                  2.1 Duties of Employee. During the term of this Agreement, Employee will serve as Company's Executive Vice President and Chief Operations Officer and will faithfully and to the best of his ability perform such duties consistent with the position of Executive Vice President and Chief Operations Officer as are determined and directed by the Board of Directors of Company and the President and CEO of the Company, or as are necessary, in the reasonable judgment of Employee, to carry out his duties under this Agreement. In his capacity as Executive Vice President and Chief Operations Officer, Employee will be generally responsible for the implementation of directives of, and policies and procedures adopted by, the Board of Directors of Company and for the overall day-to-day executive management of Company operations. In performing his duties under this Agreement, Employee will fully support and cooperate with Company's efforts to develop its markets, expand its business, and operate profitably and in conformity with business and strategic plans approved from time to time by Company's Board of Directors.


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

                 2.2 Direction from Board of Directors and the President and Chief Executive Officer. Employee will look primarily to the Board of Directors of Company for direction and performance objectives to guide Employee's duties under this Agreement; however, to facilitate Company operations, Employee will take direction and guidance from the President and CEO on day to day activities and will report on the status of Employee's duties to the President and CEO at such times as he may be requested to do so by the President and CEO.

                 2.3 Employee's Authority. In performing his duties under this Agreement, Employee will have such authority as is necessary for him to implement the directives of, and policies and procedures adopted by, the Board of Directors of Company and to oversee the management of Company's operations on a day to day basis; but, from time to time as thought appropriate by Employee or Company's President and Chief Executive Officer, Employee will discharge his duties in consultation with and under the direction of the President and Chief Executive Officer of Company. Without limiting the generality of the foregoing, in exercising his authority as Executive Vice President and Chief Operating Officer of Company, Employee will have the authority for employing, dismissing, and assigning job duties and responsibilities to Company's employees.

                  2.4 Election as an Officer. Company will cause Employee to be elected to the office of Executive Vice President and Chief Operating Officer (as to such other offices, if any, as Company's Board of Directors determines to be appropriate).

                  2.5 Time and Attention to Services. Employee will devote substantially all of his time and attention to the performance of his duties to Company during the term of this Agreement. Company, however, recognizes that Employee may be engaged in other non-conflicting passive business investments and in community activities unrelated to his duties under this Agreement that will require some portion of his time, and Company hereby consents to Employee's attention to such other activities so long as such activities (a) do not hinder Employee's ability to perform his duties under this Agreement and (b) do not represent a conflict of interest in contravention of the agreements contained in paragraph 11 or a competitive activity in contravention of the agreements contained in paragraph 13 of this Agreement.

         3.       Term and Termination.

                  3.1 Term. This Agreement is effective as of the Effective Date and will continue in effect until January 1,2000, unless it is (a) terminated in accordance with paragraph 3.2 or (b) extended in accordance with paragraph 3.3.

                  3.2 Termination. This Agreement may be terminated prior to January 1, 2000, as follows:

                         (a)    Termination by Mutual Consent. This Agreement
may be terminated at any time by the written mutual consent of Company and Employee.


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

                  (b) Termination By Company for Cause. This Agreement may be terminated by Company at any time for Cause by the delivery to Employee of a written notice of termination stating the effective date of termination and the basis upon which this Agreement is being terminated. As used in this Agreement, the term "Cause" means (a) a vote by the Board of Directors of Company to effect the dissolution of Company, or (b) a material default in the performance of Employee's duties under this Agreement, or (ii) Employee's dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation, action (or omission) involving moral turpitude and reflecting unfavorably upon the public image of Company or its Affiliates, or action (or omission) abiding or abetting a competitor, supplier or customer of Company or its Affiliates to the material disadvantage of Company or its Affiliates; and the term "Affiliate" means any other person or entity who directly controls, is controlled by, or is under common control with Company or any Affiliate of Company (and "control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities or otherwise). In the event of termination for Cause, Employee will be entitled to such salary and benefits as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date.

                  (c) Termination By Company Without Cause. This Agreement may be terminated by Company at any time without Cause by the delivery to Employee of a written notice of termination not less than 90 days prior to the effective date of termination. Upon such termination, Employee will be paid salary and benefits as provided in this Agreement through the effective date of termination and for the period of six (6) months after such date; provided, that Company, at its election, may pay Employee on or before the effective date of termination a lump-sum severance payment equal to the total cash compensation that would be payable to Employee under this Agreement for the 12 - month period following the effective date of termination (under no circumstances, however, will Company be obligated to pay any bonus after the effective date of termination except for bonus payments approved by the Board of Directors of Company prior to the effective date of termination).

                  (d) Termination by Employee. This Agreement may be terminated by Employee at any time, with or without Cause, by the delivery to Company of a written notice of termination not less than 180 days prior to the effective date of termination. In the event of termination by Employee, Employee will be entitled to such salary and benefits as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date.

                  (e) Termination Upon Death or Disability of Employee. This Agreement will be terminated immediately upon the death or permanent disability (which shall be determined in accordance with Company's disability plan as then in effect, or if no such plan is then in effect, as determined in good faith by Company's Board of Directors at such time as Employee becomes physically or mentally incapable or properly performing his duties under this Agreement and such incapacity will exist or can reasonably be expected to exist for a period of


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

ninety days or more) of Employee. In either such event, Employee or his beneficiary as designated in writing to Company (or his estate, if no such beneficiary has been designated) will be entitled to such benefits (i) as are consistent with Company policy then if effect or (ii) as are determined by Company's Board of Directors in its sole discretion.

         3.3 Extension of Term. The term of this Agreement may be extended beyond January 1, 2000 by the mutual agreement of Employee and Company and on such basis as Employee and Company shall agree. Each such extension, unless expressly agreed otherwise by Employee and Company, will be for two years commencing on January 1 of the year following the expiration of the original or any renewal term or at the termination of the third year. Mutual agreement to extend the term of this Agreement shall be evidenced by either (a) a written agreement executed by Company and Employee or (b) the continuation of Employee's performance of services under this Agreement with the approval of Company and without notice of termination given by Company or Employee. Any extended term of this Agreement may be terminated as set forth in paragraph 3.2 above, unless otherwise agreed in writing by Company and Employee.

         4.      Compensation.

                 4.1 Base Annual Salary. In consideration for the performance of his duties under this Agreement, Employee will be paid a base annual salary of $165,000, which shall be payable (less applicable withholding for federal taxes) in bi-weekly installments or otherwise in such manner as the salaries of other executive officers of Company are paid in accordance with Company policy.

                 4.2 Annual Salary Review. Company's Board of Directors will review Employee's salary level on an annual basis and may elect, on the basis of such review, to increase Employee's base annual salary; but any such increase in Employee's Salary will be made solely at the discretion of Company's Board of Directors.

                 4.3 Bonus. In addition to the annual salary to be paid to Employee pursuant to this Agreement, Employee will be considered for an annual bonus at the end of each calendar or fiscal year of Company. The Board of Directors of Company, at its discretion, will determine the amount of the bonus, if any, to be paid to Employee after considering such factors related to the performance of Employee and of Company during the preceding fiscal year as the Board of Directors of Company determines to be appropriate; however, if Company meets reasonable goals and objectives established by Company's Board of Director, and if the Board of Directors believes, in its judgment, that Employee has performed his duties under this Agreement in an exemplary manner, then it is anticipated that any such bonus shall be approximately 10 to 30 percent of Employee's base salary, but not to exceed 10 percent of the net earnings after tax revenues of the Company set aside for bonuses. At its election, Company's Board of Directors may elect to have any such bonus awarded to Employee paid in a single payment on such date as the Board determines (but no later than April 1 of the year next following the end of the fiscal


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

year for which the bonus is awarded) or in up to 18 equal monthly installments beginning within 60 days following the date on which the Company's Board of Directors resolves to award the bonus.

                 4.4 Independent Consideration. Concurrently with the execution of this Agreement, Company is making a payment of $1,000 to Employee as independent and additional consideration ("Independent Consideration") for Employee's agreement to comply with the provisions of paragraph 13 of this Agreement.

         5. Expenses and Reimbursements. Employee will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Employee that are directly attributable to the performance of Employee's duties under this Agreement. Employee will adhere to Company's customary practices and procedures with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers, or other evidence supporting expenses incurred by Employee as Company may from time to time request.

         6. Benefits. During the term of this Agreement, Employee will be entitled to the benefits generally provided or made available to other executive officers of Company, including, but without limitation, such group medical (including dental) insurance and life insurance benefits as are made available to employees of Company generally and participation in any "cafeteria" plan or retirement plan that may be available to employees of Company (subject, however, to (i) eligibility and (ii) modification or elimination in accordance with Company's standard policies as in effect from time to time) and to the following specific benefits:

                 (a) Relocation. Company will pay the reasonable moving expenses incurred by Employee in connection with his relocation from Houston, Texas to Denton, Texas in accordance with Company's standard policy for relocation of employees, will reimburse Employee for reasonable temporary housing expenses for a period of up to four months following the Effective Date, and will reimburse Employee for incidental expenses reasonably incurred in connection with Employee's relocation.

                 (b) Club Dues and Charges. During the period between the Effective Date and the first anniversary of the Corporate Membership (based on an annual membership contract), Company will provide a reserved membership under the Corporate Membership providing all the rights and privileges of a full member. The Company will reimburse Employee for the monthly dues and other basic monthly charges incurred by Employee for use on Corporate Business. Employee agrees to pay for all personal charges due to personal guest use subject to the guest policies and other limitation imposed by the club.

                 (c) Communications. Company will pay the basic monthly charge for a cellular phone, Fax and modem line, and other communications expenses as the Company deems necessary for the conduct of Company business.

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

                 (d) Parking. Company will pay monthly parking charges, if applicable, at the location in which Company maintain its principal offices during the term of this Agreement.

                 (e) Vacation. Employee will be entitled to such vacation time as is allotted to other executive officers of Company (but in no event less than 3 weeks in any calendar year).

                 (f) Sick Leave. Employee will be entitled to the benefits, and subject to all provisions of, Company's standard policies and procedures regarding sick leave and time off.

                 (g) Transportation. Company will provide transportation to the Employee for use while on company business.

                 (h) professional expenses. Company will reimburse employee for professional dues, fees, society memberships and information subscriptions required for the Employee to maintain his standing in the technical community and to keep the Employee abreast of developments in his field.

         7. Stock Options. As a material inducement to Employee to enter into this Agreement, Company agrees that it will grant an option (the "Option") to Employee to purchase up to 50,000 shares of common capital stock of Company (the "Option Shares") (on the assumption that shares of Company's common stock will be issued and outstanding at the date of grant for fair market value and otherwise on terms to be agreed upon between Company and Employee at a later date than 120 days after the Effective Date). The Option will be evidenced by a written agreement (the "Option Agreement") acceptable to, and executed by, Company and Employee. The Option Agreement (a) will specify the purchase price to be paid by Employee for the Option Shares upon his exercise of the Option (which will be the fair market value of the Option Shares as determined in good faith by Company's Board of Directors); (b) will provide that Employee may exercise the option over a three (3) year period as follows: (i) as to 33.3 percent of the Option Shares, on and after 2-17-98, (ii) as to 33.3 percent of the Option Shares, on and after 2-17-99, (iii) as to 33.3 percent of the Option Shares, on and after 2-17-2000, and (iv) as to the remaining 0 percent of the Option Shares, on and after 2-17-2000 (provided, that Employee remains employed by Company on each of such dates); (c) will provide for such restrictions on transferability as may be reasonably required by Company; and (d) will set forth other terms and conditions related to the Option agreed upon by Company and Employee. The foregoing notwithstanding, Employee acknowledges that Company is engaged in discussions with a corporation (an "Acquiring Company") that has expressed an interest in acquiring all the outstanding capital stock of Company with the effect of Company becoming a wholly-owned subsidiary of such Acquiring Company; and in such event Company agrees to act in good faith in an effort to negotiate options in favor of Employee that would provide Employee an opportunity, by their exercise, to acquire capital stock of the Acquiring Company of comparable value to the Option Shares (and on substantially similar terms to the terms upon which the Option is or would otherwise be granted by Company).


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

                 7.1 Incentive Stock. The Founders and Corporation grant as an incentive to the Employee 50,000 shares of Common Stock at a price of $1.60 effective on the date of employment and an additional 50,000 shares of Common Stock at a price of $1.60 effective on 30 days after the expiration of the first year of employment. In the event the employment is terminated prior tot he one-year testing period, the additional incentive 50,000 shares will be terminated.

         8.      Resources and Support.

                 8.1 Secretarial Support. Company will employ an experienced secretary selected by Company, and acceptable to Employee, and will assign such secretary to provide secretarial support to Employee (alone or in a sharing arrangement with another executive officer of Company) during the term of this Agreement.

                 8.2 Computer Support. Company will provide Employee and his secretary with compatible computers and such other computer equipment and software as Company and Employee shall mutually determine which shall be compatible with the over-all data processing system of the Company, the Servers, work stations and general personal computers as approved by the Board of Directors.

        9. Confidentiality and Non-Disclosure. Employee acknowledges that in the performance of his duties to Company under this Agreement he will gain a close, personal, and special influence with Company's customers and suppliers and will obtain and/or develop certain trade secrets and valuable, confidential information of or pertaining to Company or its Affiliates, including, but without limitation, information concerning the following: operations; business opportunities; price and cost information; finances; customer names; customer prospects, and customer lists; the terms of contracts with customers, suppliers, and agents; business plans; marketing and sales plans; sales techniques; manuals; letters; notebooks; procedures; reports; products; processes; specifications; services; inventions; research and development; and other concepts or ideas involving or relating to the business or prospective business of Company (collectively, "Confidential Information"), which Confidential Information has been or will be uniquely developed by or for Company or its Affiliates and cannot be readily obtained by third parties from outside sources. Employee accordingly agrees as follows:

                 (a) Detrimental Statements. For so long as this Agreement remains in effect and for a period of 6 months after the date of termination or expiration of this Agreement (the "Applicable Period"), Employee will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the goodwill of Company, provided that any truthful statement made by Employee in good faith shall not violate this subparagraph.

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

                 (b) Covenant of Confidentiality. All Confidential Information and other information communicated to Employee by, or otherwise belonging to, Company, its Affiliates, or their customers, whether before or after the Effective Date, shall at all times be held in strict confidence, shall be used only for the purpose of this Agreement, and shall not be disclosed by Employee without the prior written consent of Company, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of Employee.

                 (c) Return of Lists, Books, Records, and Property. Upon the expiration of the term or termination of this Agreement, Employee will surrender to Company all tangible Confidential Information in the possession of Employee, including, but without limitation, the originals and all copies of all lists, books, and records of or pertaining to any Confidential Information, and all other property in the possession of Employee belonging to Company or any of its Affiliates.

                 (d) Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on his part of any agreement in this paragraph 9 will cause irreparable damage to Company and to its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee; and such right to an injunction shall be cumulative and in addition to whatever other remedies Company may have.

                 (e) Survival of Terms. The terms and agreements set forth in this paragraph 9 shall survive the expiration of the term or termination of this Agreement regardless of the reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this paragraph 9.

                 (f) Separate Non-Disclosure Agreement. If after the Effective Date Company so requests, Employee will enter into a separate non-disclosure agreement the provisions of which are substantially the same as those contained in this paragraph 9.

         10. Proprietary Information. Employee agrees to promptly and freely disclose to Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, "Proprietary Information"), whether patentable or not, which are conceived, developed, and made or acquired by Employee, alone or jointly with others, during the period of his employment by Company or using Company's time, data, facilities, and/or materials, and which are related to the products, business, or activities of Company or which Employee conceives, develops, makes, or acquires as a result of his employment by Company, and Employee agrees to assign and hereby does assign all of his right, title, and interest therein to Company. Whenever requested to do so by Company, Employee will execute applications, assignments, or other


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

instruments which Company deems necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, to otherwise protect Company's interest in any Proprietary Information, or to vest title to any Proprietary Information in Company. These obligations shall continue beyond the expiration or termination of Employee's employment, regardless of the reason for such termination, with respect to any Proprietary Information conceived, developed, made, or acquired by Employee during the period of his employment and shall be binding upon Employee's assigns, executors, administrators, and other legal representatives.

         11. Conflict of Interest. In keeping with Employee's fiduciary duties to Company, Employee agrees that while employed by Company he will not, acting along or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue. Moreover, Employee agrees that he will immediately disclose to the Board of Directors of Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Board of Directors of Company, include, but are not limited to, the following: (a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which Company does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which Company does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (d) misuse of Company's information or facilities to which Employee has access in a manner which will be detrimental to Company's interest, such as utilization for Employee's own benefit of know-how, inventions, or information developed through Company's business activities; (e) disclosure or other misuse of Confidential Information of any kind obtained through Employee's connection with Company; (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with Company; and (g) appropriation of a Corporate Opportunity, as defined in paragraph 12 of this Agreement.

         12. Corporate Opportunities. Employee acknowledges that during the course of his employment by Company he may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a "Corporate Opportunity") and that he has a duty to advise Company of any such Corporate Opportunities before acting upon them. Accordingly, Employee agrees (a) that he will disclose to Company's Board of Directors any Corporate Opportunity offered to Employee or of which Employee becomes aware, and (b) that he will not act upon any Corporate Opportunity for his own benefit or for the benefit of any person or entity other than Company without first obtaining the consent or approval of


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

Company's Board of Directors (whose consent or approval may be granted or denied solely at the discretion of Company's Board of Directors).

         13.     Non-Competition.

                 13.1 Covenant Not to Compete. As an ancillary covenant to the terms and conditions set forth elsewhere in this Agreement, and in particular the covenants set forth in paragraph 9, paragraph 10, and paragraph 11 above, and in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration received and to be received, including, but without limitation, the Independent Consideration, which has been paid to Employee in consideration of Employee's agreement to comply with the terms and conditions of this paragraph 13, Employee agrees that, during the term of this Agreement, and throughout the Applicable Period, Employee will not, directly or indirectly, own or become employed by or otherwise provide consulting services to, any business engaged or planning to become engaged in the business of providing or marketing or any business competitive with Company prior to the date of termination of this Agreement, WORLDWIDE and any country in which Company commences business while this Agreement remains in effect. Employee understands that the current business activities of Company and its Affiliates include and that Company and its Affiliates have plans to expand the scope of such activities and the geographic area of operations of Company and its Affiliates in the near future with the direct involvement of Employee, therefore, Employee agrees that the limitations as to time, geographical area, and scope of activity contained in this covenant do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Company. If any provision of this covenant is found to be invalid in part or in whole, Company may elect, but shall not be required, to have such provision reformed, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so reformed, such provision shall be enforceable.

                 13.2 Right to Injunctive Relief. Employee acknowledges that a violation or attempted violation on his part of any agreement in this paragraph 13 will cause irreparable damage to Company and its Affiliates, and accordingly Employee agrees that Company shall be entitled as a manner of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have. Furthermore, Employee shall be entitled to seek a declaratory judgment regarding any conduct or enterprise to determine whether or not such conduct or violation is violative of the terms of this Agreement; provided however, that no suit shall be filed until Employee has given Company at least 15 days to respond to Employee's written request for permission to undertake certain requested acts. The terms and agreements set forth in this paragraph 13 shall survive the expiration of the term or termination of this Agreement for any reason. The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this paragraph 13.


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

                 13.3 Separate Non-Competition Agreement. If after the Effective Date Company so requests, Employee will enter into a separate non-competition agreement the provisions of which are substantially the same as those contained in this paragraph 13.

         14. Indemnification. Company, shall, and does hereby, indemnify and agree to hold Employee harmless to the fullest extent provided to officers and directors of Company under Article X of Company's First Amended and Restated Bylaws, as amended from time to time (the "Bylaws Indemnification"); provided that (a) Employee shall be entitled to all benefits provided to directors of Company under the Bylaws Indemnification, whether or not Employee is, or at any time is elected, a director of Company; (b) any determination of indemnification made under the Bylaws Indemnification with respect to Employee shall be made by special legal counsel selected by the mutual agreement of Company's Board of Directors and Employee (or, if Company's Board of Directors and Employee cannot agree, then by Company, but in such case, such legal counsel must be a partner or shareholder in a law firm headquartered in the State of Texas and having no fewer than 100 lawyers); and (c) if for any reason the Bylaws Indemnification has been terminated or is otherwise inapplicable to Employee, Employee shall be entitled to indemnification to the fullest extent that a corporation may grant indemnification to a director, officer, and employee under the Texas Business Corporation Act, as the same exists or as it may hereafter be amended ("TBCA"), if Employee was, or is threatened to be made a named defendant or respondent in a preceding (as hereinafter defined) because Employee (i) is or was an employee of Company or an Affiliate of Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or in a similar position in a partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise in which Employee serves on behalf of Company or at Company's request. In the event of Employee's death such right shall inure to the benefit of Employee's heirs, successors, and assigns. The indemnification granted to Employee hereunder is a contract right and shall survive the expiration of the term or termination of this Agreement and Company shall be obligated to indemnify Employee pursuant to and in accordance with this paragraph 14 regardless of whether this Agreement shall have expired or shall have been terminated. The rights conferred above shall not be exclusive of any other right which Employee may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise. As used in this paragraph, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether a civil, criminal, or administrative proceeding or an arbitration or investigation, any appeal in any such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

         15. Company's Right of Offset. Should Employee at any time be indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Employee under this Agreement, including, but without limitation, salary and bonus payments, against any such indebtedness or amounts due from Employee to Company.


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

         16.      Miscellaneous.

                  16.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.

                  16.2 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be amended or modified only in writing executed by Employee and the Chairman of the Board of Directors of Company or another officer of Company expressly authorized by Company's Board of Directors.

                  16.3 Notices. Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Employee or Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail. Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective. The address for each party for notices hereunder is as follows:

                           Employee:   T.L. Thompson
                                       945 W. 6th Ave Corsicana, Texas 75110

                           Company:    International Isotopes Inc
                                       523 N. Elm Denton Texas 76201

                  16.4 Attorney's Fees. In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney's fees and court costs from the other party.

                  16.5 Assignability; Binding Nature. Neither this Agreement nor any right, duty, obligation, or interest hereunder may be assigned or delegated by one party hereto without the prior written consent of the other party hereto. This Agreement is binding upon Company and Employee and their respective successors, heirs and assigns. Notwithstanding anything to the contrary herein, the rights and obligations of Employer hereunder may be assigned by Employer to any Affiliate of Employer or any entity that succeeds to all or substantially all of the assets of Employer or such Affiliate through merger, consolidation, liquidation, acquisition of assets, or otherwise.

                  16.6 Headings. The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  16.7 Severability. If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both Company and Employee shall be relieved of all obligations arising under such provision, it being the intent and agreement of Company and Employee that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefor. If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both Company and Employee, then the remainder shall be enforced to the extent permitted by law.

                  16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be part of the same instrument.

                  Executed as of the Effective Date set forth above by:

NAME OF COMPANY

By:______________________________                 ______________________________
         Name                                     Employee's Name


Title:___________________________                 Title:________________________

Date:____________________________                 Date:_________________________